*Brinson Relationship Funds
Rule 10f-3 Transactions - Purchase of Securities by Portfolio
From an Underwriting Syndicate in which an Affiliate is a Member


TRADE				  	 		PARTICIPATING
DATE	   UNDERWRITING		   			    FUNDs

06/29/01   Hellenic Telecom	     		Brinson Global Securities

06/29/01   Hellenic Telecom 	     		Brinson International Equity


All Transactions were completed in accordance with rule 10f-3.

All prices in US$ unless otherwise noted.